                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934*





                        MULTILINK TECHNOLOGY CORPORATION
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                              CLASS A COMMON STOCK
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   62544T 10 9
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


                                DECEMBER 31, 2001
--------------------------------------------------------------------------------
                     (DATE OF EVENT WHICH REQUIRES FILING OF
                                 THIS STATEMENT)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ]  Rule 13d-1(b)

        [ ]  Rule 13d-1(c)

        [X]  Rule 13d-1(d)


------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------
  CUSIP NO. 62544T 10 9               13G
-------------------------


================================================================================
1.         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Brentwood Associates IX, L.P.
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)  [ ]
                                                                      (b)  [ ]
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
      NUMBER OF        5.   SOLE VOTING POWER
       SHARES
    BENEFICIALLY            20,505,000 shares of Class A common stock(1)
      OWNED BY       -----------------------------------------------------------
        EACH           6.   SHARED VOTING POWER
      REPORTING
       PERSON               N/A
        WITH         -----------------------------------------------------------
                       7.   SOLE DISPOSITIVE POWER

                            20,505,000 shares of Class A common stock(1)
                     -----------------------------------------------------------
                       8.   SHARED DISPOSITIVE POWER

                            N/A
--------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           20,505,000 shares of common stock(1)
--------------------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
--------------------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           47.8% of shares of outstanding Class A common stock(1)
--------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON

           PN
================================================================================

(1) Brentwood Associates IX, L.P. holds directly 18,139,000 shares of Class A common stock of the Issuer, and immediately-exercisable warrants to purchase 2,366,600 shares of Class A common stock. Brentwood IX Ventures, L.L.C. is the general partner of Brentwood Associates IX, L.P.

 *   SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------
  CUSIP NO. 62544T 10 9               13G
-------------------------


================================================================================
1.         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Brentwood Affiliates Fund III, L.P.
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)  [ ]
                                                                      (b)  [ ]
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
      NUMBER OF        5.   SOLE VOTING POWER
       SHARES
    BENEFICIALLY            634,200 shares of Class A common stock(2)
      OWNED BY       -----------------------------------------------------------
        EACH           6.   SHARED VOTING POWER
      REPORTING
       PERSON               N/A
        WITH         -----------------------------------------------------------
                       7.   SOLE DISPOSITIVE POWER

                            634,200 shares of Class A common stock(2)
                     -----------------------------------------------------------
                       8.   SHARED DISPOSITIVE POWER

                            N/A
--------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           634,200 shares of common stock(2)
--------------------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
--------------------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.6% of shares of outstanding Class A common stock(2)
--------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON

           PN
================================================================================

(2) Brentwood Affiliates Fund III, L.P. holds directly 561,000 shares of common stock of the Issuer, and immediately-exercisable warrants to purchase 73,200 shares of Class A common stock. Brentwood IX Ventures, L.L.C. is the general partner of Brentwood Affiliates Fund III, L.P.

 *   SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------
  CUSIP NO. 62544T 10 9               13G
-------------------------


================================================================================
1.         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Brentwood IX Ventures, L.L.C.
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)  [ ]
                                                                      (b)  [ ]
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
      NUMBER OF        5.   SOLE VOTING POWER
       SHARES
    BENEFICIALLY            21,139,200 shares of Class A common stock(3)
      OWNED BY       -----------------------------------------------------------
        EACH           6.   SHARED VOTING POWER
      REPORTING
       PERSON               N/A
        WITH         -----------------------------------------------------------
                       7.   SOLE DISPOSITIVE POWER

                            21,139,200 shares of Class A common stock(3)
                     -----------------------------------------------------------
                       8.   SHARED DISPOSITIVE POWER

                            N/A
--------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           21,139,200 shares of common stock(3)
--------------------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
--------------------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           49.2% of shares of outstanding Class A common stock(3)
--------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON

           OO
================================================================================

(3) Brentwood IX Ventures, L.L.C. is the general partner of Brentwood Associates IX, L.P., which holds directly 18,139,000 shares of Class A common stock of the Issuer and immediately-exercisable warrants to purchase 2,366,000 shares of Class A common stock. Brentwood IX Ventures, L.L.C. is also the general partner of Brentwood Affiliates Fund III, L.P., which holds directly 561,000 shares of Class A common stock of the Issuer and immediately-exercisable warrants to purchase 73,200 shares of Class A common stock.

 *   SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a)      NAME OF ISSUER:

               Multilink Technology Corporation

ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               300 Atrium Drive, 2nd Floor, Somerset, NJ 08873


ITEM 2(a)      NAME OF PERSONS FILING:

            Brentwood Associates IX, L.P.
            Brentwood Affiliates Fund III, L.P.
            Brentwood IX Ventures, L.L.C.

            The statement on this Schedule 13G is filed on behalf of the persons listed above pursuant to Rule 13d-1(k)(1). The Joint Filing Agreement dated February 12, 2002 among the Reporting Persons is set forth in Exhibit I hereto and is incorporated herein by reference.

ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            11150 Santa Monica Blvd., Suite 1200, Los Angeles, CA 90025


ITEM 2(c)      CITIZENSHIP:

            Delaware

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

            Common Stock

ITEM 2(e)      CUSIP NUMBER:

            62544T 10 9

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

            N/A

ITEM 4  OWNERSHIP:

            (a) Amount Beneficially Owned:

                Brentwood Associates IX, L.P.: 20,505,000 (see cover page) Brentwood Affiliates Fund III, L.P.: 634,200 (see cover page) Brentwood IX Ventures, L.L.C.: 21,139,200 (see cover page)

            (b) Percent of Class:

                Brentwood Associates IX, L.P.: 47.8% (see cover page) Brentwood Affiliates Fund III, L.P.: 1.6% (see cover page) Brentwood IX Ventures, L.L.C.: 49.2% (see cover page)

            (c) Number of Shares as to which such person has:

                (i)   sole power to vote or to direct the vote:

                      Brentwood Associates IX, L.P.: 20,505,000
                      (see cover page)
                      Brentwood Affiliates Fund III, L.P.: 634,200
                      (see cover page)
                      Brentwood IX Ventures, L.L.C.: 21,139,200
                      (see cover page)

                (ii)  shared power to vote or direct the vote: N/A

                (iii) sole power to dispose or to direct the disposition of:

                      Brentwood Associates IX, L.P.: 20,505,000
                      (see cover page)
                      Brentwood Affiliates Fund III, L.P.: 634,200
                      (see cover page)
                      Brentwood IX Ventures, L.L.C.: 21,139,200
                      (see cover page)

                (iv)  shared power to dispose or to direct the disposition of:
                      N/A


ITEM 5  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            N/A

ITEM 6  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                The general partner of both Brentwood Associates IX, L.P. and Brentwood Affiliates Fund III, L.P. is Brentwood IX Ventures, L.L.C., a Delaware limited partnership, which may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock owned by Brentwood Associates IX, L.P. and Brentwood Affiliates Fund III, L.P.

                Information contained in this Schedule 13G is provided solely for the purpose of complying with Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended. Brentwood IX Ventures, L.L.C. disclaims beneficial ownership of the securities described herein for any other purpose.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

               N/A

ITEM 8  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               N/A

ITEM 9  NOTICE OF DISSOLUTION OF GROUP:

               N/A

ITEM 10 CERTIFICATION:

               N/A

                                    SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

DATE: February 12, 2002



                                      BRENTWOOD ASSOCIATES IX, L.P.,
                                      a Delaware limited partnership


                                      By:  Brentwood IX Ventures, L.L.C.,
                                           a Delaware limited partnership
                                           Its:  General Partner


                                           By:  /s/ G. Bradford Jones
                                               ------------------------------
                                                G. Bradford Jones
                                                General Partner

                                      BRENTWOOD AFFILIATES FUND III, L.P.,
                                      a Delaware limited partnership


                                      By:  Brentwood IX Ventures, L.L.C.,
                                           a Delaware limited partnership
                                           Its:  General Partner


                                           By:  /s/ G. Bradford Jones
                                               ------------------------------
                                                G. Bradford Jones
                                                General Partner

                                      BRENTWOOD IX VENTURES, L.L.C.,
                                      a Delaware limited partnership


                                           By:  /s/ G. Bradford Jones
                                               ------------------------------
                                                G. Bradford Jones
                                                General Partner